Exhibit 10.1
CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is made as of March 14, 2025, by and between Insulet Corporation, with offices located at 100 Nagog Park, Acton, MA 01720 (“Insulet”), and Mark Field, with an address on file with Insulet (“You”).

WHEREAS, you are employed by Insulet and will be separating from Insulet on March 14, 2025 (the “Leave Date”).

WHEREAS, you and Insulet have agreed that, commencing on the Leave Date and continuing through August 31, 2025 (the “Consulting Period”), you will provide consulting services to Insulet pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, and additional consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Scope of Services: During the Consulting Period, you will provide the services and deliver any required reports and other deliverables described in a Statement of Work (each, an “SOW”) signed by you and an authorized representative of Insulet (the “Consulting Services”). Each SOW shall set forth, at a minimum, the Consulting Services to be performed and the fees for such Consulting Services. The initial SOW is attached hereto as “Statement of Work #1.” For purposes of this Agreement, "Deliverables" means any required reports or other deliverables described in a SOW, including work-in-process.

2.Compensation and Taxes: Insulet agrees to pay you for the Consulting Services in accordance with the applicable SOW, assuming no breach of your obligations under this Agreement or the applicable SOW. As set forth in Section 11 of this Agreement, you acknowledge and agree that it you are responsible for payment of all federal and state income taxes, and social security taxes owing with respect to compensation paid to or on behalf of you pursuant to this Agreement.

3.Reimbursement of Expenses: Insulet shall pay you for actual out-of-pocket expenses incurred by you in furtherance of your performance under the applicable SOW. No such expenses shall be incurred without Insulet’s prior written approval. At Insulet's request, you will provide copies of supporting documentation as may be reasonably appropriate for Insulet or its accountants to confirm the nature and amount of any such expenses.

4.Equity Vesting: Subject to the terms and conditions of the Insulet 2017 Stock Option and Incentive Plan (the “2017 Equity Plan”), your unvested equity shall continue to vest until the conclusion of the Consulting Period. For vested options awarded under the 2017 Equity Plan, the last date of exercise is ninety (90) days following the conclusion of the Consulting Period. For your convenience, Schedule A hereto sets forth the last date to exercise your vested options awarded under the 2017 Equity Plan.

5.Insulet’s Policies: You must observe at all times the security and safety policies of Insulet and/or its customers, and any other reasonable policies of Insulet and/or its customers with respect to which Insulet provides you notice.

6.Confidential Information: You acknowledge that you have acquired and may continue to acquire from Insulet or its customers or suppliers information of a competitively sensitive or proprietary nature in connection with the Consulting Services performed by you, and that the Deliverables are confidential and proprietary to Insulet (collectively, “Confidential Information”). You agree to hold such Confidential Information in strict confidence and to use and disclose the same only for the purpose of performing Consulting Services hereunder. You agree that you will not allow any unauthorized person access to Confidential Information, either before or after the termination of this Agreement, and that you will take all action reasonably necessary and satisfactory to Insulet to protect the confidentiality of the Confidential Information. In addition, you will not use the Confidential Information for any purpose other than performing the Consulting Services. These restrictions shall not apply to (a) information generally available to the public; (b) information released by Insulet generally without restriction; or (c) information independently developed or acquired by you without reliance on protected information of Insulet or its customers. You agree to provide Insulet notice immediately after learning of or having reason to suspect a breach of any of these confidentiality obligations. Notwithstanding the foregoing restrictions, you may disclose information to the extent required by an order of any court or other governmental authority, but only after you have notified Insulet and given Insulet a reasonable opportunity to obtain protection for such information in connection with such disclosure. The obligations arising under this Agreement to hold Confidential Information in strict confidence and to use the same solely for the purpose of this Agreement is in addition to and does not supersede any prior agreements between you and Insulet regarding Confidential Information.

7.Return of Property: Upon termination of your services to Insulet, or at any earlier time upon request from Insulet, you shall deliver promptly to Insulet all property of Insulet that is in your possession or under your control, including any computers, mobile telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.

8.Non-Solicitation: You acknowledge the importance to Insulet of the continuity of the personnel performing Consulting Services and of Insulet’s relationships with its customers, and you agree that during the Consulting Period and for a period of twelve (12) months following expiration or termination you will not solicit the services or employ any of the employees of Insulet.

9.Warranties: You understand that Insulet respects proprietary rights and does not desire to acquire from you any trade secrets or confidential information of third parties. You represent and warrant to Insulet that (a) you are not under any pre-existing obligation inconsistent with the terms of this Agreement; (b) the Consulting Services to be performed under this Agreement and the results thereof (including without limitation the Deliverables) will be your original work, free and clear of any claims or encumbrances of any kind, and will not infringe any copyright or misappropriate a trade secret of any person or entity; (c) any Deliverables provided in electronic form include no computer instructions the purpose of which is to disrupt or damage or interfere with the use of computer and telecommunications facilities or to perform functions which are not an appropriate part of the functionality of the Deliverables and the purpose of which is to disrupt processing; and (d) your performance of the Consulting Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations you have to any third party or any other rights of any third party.

10.Termination: Notwithstanding any other language in this Agreement, Insulet may terminate the Consulting Period and this Agreement under the following circumstances: (i) immediately upon your material failure or refusal to perform satisfactorily the Consulting Services, (ii) immediately upon a material breach of this Agreement, (iii) immediately if you engage in any activity Insulet determines creates, or could create, a conflict of interest, or (iv) immediately if you engage in any act that involves material dishonesty or demonstrates a willful and continuing disregard for the best interests of Insulet. Notwithstanding any other language in this Agreement, you may terminate the Consulting Period and this Agreement under the following circumstances: (i) immediately upon a material breach of this Agreement by Insulet, or (ii) for any other reason upon no less than sixty (60) days’ notice to Insulet. Termination of this Agreement shall automatically terminate all SOWs hereunder.

Upon termination of this Agreement, you will immediately deliver to Insulet all Deliverables and all tangible embodiments of Confidential Information. Within sixty (60) days of termination of this Agreement and/or any SOW hereunder for any reason, you will submit to Insulet an itemized invoice for any unpaid fees or expenses properly payable by Insulet. Insulet, upon payment of amounts so invoiced, shall thereafter have no further liability or obligation to you whatsoever for any further fees or expenses arising under this Agreement. Or such terminated SOW.

11.Relationship of Parties: Your relationship to Insulet during the Consulting Period shall be that of an independent contractor. For your performance of the Consulting Services, you shall not be treated as an employee of Insulet and shall not be entitled to any compensation or benefits provided to employees of Insulet. Insulet will not withhold FICA or income tax payments from any amounts payable to you under this Agreement, and you shall be solely responsible for the payment of any income, employment, or other taxes owing with respect to compensation paid to or on behalf of you under this Agreement. Insulet does not guarantee any particular tax consequence or result with respect to any compensation paid to or on behalf of you under this Agreement. You shall indemnify and hold Insulet harmless against any claim or liability (including penalties) resulting from your failure to pay such taxes or contributions, or your failure to file any such tax forms. It is also expressly understood that you shall not be considered Insulet’s agent or employee and have no authority whatsoever to bind Insulet by contract or otherwise.

12.Assignment: The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as Insulet has specifically contracted for your services, you may not assign or delegate your obligations under this Agreement either in whole or in part without Insulet’s prior written consent.

13.Governing Law; Severability: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding that body of law applicable to choice of law. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

14.Complete Understanding; Modification: This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and may not be changed unless mutually agreed upon in writing by both parties.

15.Notices: Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by overnight courier, certified or registered mail, three days after the date of mailing provided that notice of change of address shall be deemed effective only upon receipt.

16.Legal and Equitable Remedies: You acknowledge that the Services are personal and unique and that you will have access to Confidential Information. Insulet will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Insulet may have for a breach of this Agreement without the necessity of posting a bond.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

INSULET CORPORATION		CONSULTANT

By:	/s/ Dan Manea	By:	/s/ Mark Field
	Name: Dan Manea		Name: Mark Field
	Title: SVP, CHRO		Date: 4/7/2025
Date: 4/7/2025

Schedule A

Type of Option	Grant Date	Grant Price	Vested as of August 31, 2025	Last Date to Exercise
NQ	June 3, 2019	$ 109.32	2,457	November 28, 2025
NQ	February 10, 2020	$ 202.64	1,483	November 28, 2025
NQ	February 17, 2021	$ 279.69	1,301	November 28, 2025
NQ	February 28, 2022	$ 264.69	1,706	November 28, 2025
NQ	February 28, 2023	$ 276.36	991	November 28, 2025
NQ	February 27, 2024	$ 166.62	1,977	November 28, 2025
NQ	February 27, 2024	$ 166.62	179	November 28, 2025

Statement of Work #1

This Statement of Work #1 (“SOW”) dated as of March 14, 2025 (the “Effective Date”), is governed exclusively by the terms and conditions of the Consulting Services Agreement (the “Agreement”) dated March 14, 2025, entered into by and between Insulet Corporation (“Insulet”) and Mark Field (“You”).

1.SERVICES AND DELIVERABLES: You agree to make yourself reasonably available to provide general guidance to the President and Chief Executive Officer, and to any other Insulet employee as he may designate in writing to you (collectively, the “Client”), to the extent requested by the Client, on such dates and at such times as shall be mutually agreed between you and the Client.

2.FEES: The fee for the Consulting Services, including any Deliverables, shall be $450 per hour (the “Fees”).

3.TERM: The term of this SOW will commence on March 15, 2025 and terminate on August 31, 2025 (the “SOW Term”), unless earlier terminated in accordance with the terms of the Agreement. Insulet may, at its discretion, and when mutually agreed upon between the parties, extend the SOW Term.

4.EXPENSES: You will be reimbursed for reasonable out-of-pocket expenses that are approved in advance by Insulet, supported with back-up documentation incurred in performance of the Consulting Services as set forth in the Agreement.

5.BILLING EMAIL ADDRESS: You shall invoice Insulet at accountspayable@insulet.com, unless otherwise identified at the time of engagement.

6.PAYMENT SCHEDULE: Invoices will be due and payable within thirty (30) days after Insulet’s receipt of such invoice; provided that invoices may not be issued prior to the date of completion of the applicable Services or milestones and provision of Deliverable to Insulet, as applicable, as stated in this SOW.

7.ENTIRE AGREEMENT: You acknowledge that you have read the Agreement and this SOW and agree that is it the complete and exclusive understanding between the parties relating to the subject matter addressed in this SOW and the Agreement.

IN WITNESS WHEREOF, the parties have caused this SOW to be executed as of the Effective Date.

INSULET CORPORATION		CONSULTANT

By:	/s/ Dan Manea	By:	/s/ Mark Field
	Name: Dan Manea		Name: Mark Field
	Title: SVP, CHRO		Date: 4/7/2025
Date: 4/7/2025